LYRIS INC. AND SUBSIDIARIES
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2011

Exhibit 10.2

TERMINATION AGREEMENT BETWEEN THE COMPANY AND HEIDI MACKINTOSH, DATED FEBRUARY 4, 2011

Heidi Mackintosh
152 La Questa
Danville, CA 94526

Dear Heidi:

This letter proposes the following Separation Agreement and General Release (“Agreement”) between you and Lyris, Inc. (“Lyris” or the “Company”) regarding the terms of your separation from the Company.

I. Background

A. You have been employed by Lyris as a Chief Financial Officer. [For the purposes of this Agreement, the terms “Lyris” and “Company” shall refer collectively to Lyris, Inc.]

C.  In order to mutually, amicably and finally resolve and compromise all issues and claims surrounding your separation from the Company, Lyris will allow you to resign your employment voluntarily under the terms and conditions set forth in this Agreement.  The effective date of your resignation will be February 11, 2011.

II. Terms of Agreement
In order to effect the termination of your employment and to provide you with certain benefits that you would not otherwise be entitled to, you and Lyris agree as follows:

1. This Agreement shall not be in any way construed as an admission by Lyris that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against Lyris.

2. In exchange for the promises contained in this Agreement and release of claims as set forth below; and provided that you sign this Agreement and return it at or before 5:30 p.m. (Pacific Time) on February 25, 2011, and do not revoke this Agreement as set forth in Paragraph 14(d) below:

a.
Although you will not be an active employee, Lyris will continue to pay out your current annual salary in semi-monthly increments, via its regular payroll cycles through August 11, 2011 (the “Severance Benefit”).

b.
Lyris will add $658.13 (the “COBRA Stipend”) to your semi-monthly severance payments to cover the balance of your COBRA premium- Effective March 1, 2011 through August 31, 2011. Should you cancel your health insurance, your COBRA stipend will cease.

3. In consideration for the promises contained in this Agreement, you agree:

a.
On behalf of yourself and anyone claiming through you, irrevocably and unconditionally to release, acquit and forever discharge Lyris and any of its subsidiaries, divisions, predecessors, successors and assigns, as well as each's past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter "Releasees" collectively), in each's individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Releasees arising out of or relating to your employment with Lyris and/or the termination of your employment with Lyris. Said claims include, but are not limited to: (i) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under the California Constitution, under the California Fair Employment and Housing Act ("FEHA"), under the California Labor Code and/or any other relevant state statutes or municipal ordinances; (ii) disputed wages; (iii) wrongful discharge and/or breach of any alleged employment contract; (iv) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress; and (v) claims arising from or related to any equity ownership in Lyris, including claims under your Nonstatutory Stock Option Agreements dated 7/9/2009, 1/19/2010, 5/24/2010 and 11/24/2010 (“Stock Option Agreements”) and the Company’s Amended and Restated 2005 Equity-Based Compensation Plan.

LYRIS INC. AND SUBSIDIARIES
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2011

b.
That you shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of action arising out of claims waived under this Agreement, you will bear all legal fees and costs, including those of the Releasees.

c.
That you surrender all your vested and not exercised stock options effective March 11, 2011.  By your execution of this Agreement, you acknowledge that all of your vested and not exercised stock options are cancelled effective March 11, 2011, and that your unvested stock options are null and void and shall never vest, and that your Stock Option Agreement is amended pursuant to Section 15(c) to reflect the terms set forth in this paragraph.

4. You agree to refer any and all checks of your references to the Lyris Human Resources department, and you know that any such references will be limited to confirmation of your dates of employment and last position held. The obligation under this Paragraph is separable and any failure by Lyris to perform the obligation in this Paragraph will only give rise to an action to enforce this Paragraph.

5. You agree that you will not, directly or indirectly, disclose the fact of and/or the terms of this Agreement, including the severance benefits, to anyone other than your attorney, except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law.

6. You acknowledge that you have been informed of Section 1542 of the California Civil Code which reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In signing this Agreement, you waive any right or benefit which you have or may have under this Section 1542 to the fullest extent that you may lawfully waive such claims and benefits pertaining to the subject matter of this general release, with the exception of claims excluded in Paragraph 14(b) below.

7. This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

8. On February 11, 2011, you will return all of Lyris’ property in your possession to Lyris in acceptable form, including, but not limited to, any files (whether electronic or written), and all of the tangible and intangible property belonging to Lyris and relating to your employment with Lyris. You further represent and warrant that you will not retain any copies, electronic or otherwise, of such property.

9. You will cooperate fully with Lyris in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed.

10. You will continue to comply with the terms of any Confidentiality and/or Proprietary Information and Inventions Agreement (“PIIA”) between you and Lyris, and know and understand that the obligations contained in such agreement(s) survive execution of this Agreement and the termination of your employment. In particular (and notwithstanding the existence of any Confidentiality Agreement or PIIA), you shall not disclose any confidential or proprietary information (specifically including but not limited to pricing, margins, business and /or manufacturing methods, technological specifications, software, source code, key customer contacts and their profiles not generally known to the public) which you acquired as an employee of Lyris to any other person or entity, or use such information in any manner that is detrimental to the interest of Lyris.

LYRIS INC. AND SUBSIDIARIES
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2011

11. You agree that for a period of two (2) years following the termination of your employment, you will not interfere with the Company’s business by soliciting, attempting to solicit, or otherwise inducing or causing any employee of Lyris to terminate his or her employment in order to become an employee or independent contractor of another person or entity.

12. You agree that you will not make any comments relating to Lyris or its employees which are critical, derogatory or which may tend to injure the business of Lyris.

13. In the event that you breach any of your obligations under Paragraphs 8 through 12, in addition to any other remedies available to Lyris at law or in equity, any outstanding obligations of Lyris hereunder will immediately terminate, and any payments previously made to you pursuant to Paragraph 2 will be immediately returned to Lyris.

14. You also acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a. You have the right to consult with an attorney before signing this Agreement;

b. You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

c. You have twenty-one (21) days from the date of this letter to consider this Agreement;

d. You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective unless and until that revocation period has expired.

15. Regardless of whether you sign this Agreement, Lyris will pay you the compensation that you have earned through February 11, 2011, plus any accrued vacation benefits, via manual check, and your benefits coverage will continue to and through February 28, 2011. Also regardless of whether you sign this Agreement, you will be offered the benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

16. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

17. This Agreement sets forth the entire agreement between you and Lyris and supersedes any and all prior oral or written agreements or understandings between you and Lyris concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by you and Lyris.

18. You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below and return your signature to my attention no later than 5:30 p.m. (Pacific Time) on February 25, 2011. You can send it to my private fax at (408) 351-9199.

LYRIS INC. AND SUBSIDIARIES
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2011

This Agreement shall be governed by the substantive laws of the State of California, without regard to its principles of conflict of laws. If any of the provisions of this Agreement are determined to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, the parties agree that such determination shall not affect the enforceability of the other provisions contained herein.

LYRIS, INC.

By:	/s/ Amanda Griffith
Amanda Griffith, Director of Human Resources

I, Heidi Mackintosh, accept and agree to the terms of this Agreement.

Signed:	/s/ Heidi Mackintosh

Dated: February 9, 2011